SUB-ITEM 77-H

                              MFS SERIES TRUST X ON BEHALF OF:

MFS International Equity Fund (formerly MFS International ADR Fund) (IAF) MFS Global Value Fund (formerly MFS Global Conservative Equity Fund) (GOF) MFS International Core Equity Fund (ICF)
MFS Government Mortgage Fund (MGM)
MFS Strategic Value Fund (SVF)
MFS Emerging Markets Debt Fund (EMD)
MFS European Equity Fund (MEQ)
MFS New Endeavor Fund (NEF)

         As of January 31, 2003, the entities beneficially owning 25% or more of any one Series' voting securities, thereby being considered controlling entities of such Series, are those entities listed as follows. (Calculations inadvertently performed on a class basis rather than at the Fund level last time this information was reported.)

Series                                 Owner and Address    % of Shares Owned


MFS International Equity Fund          Kathleen M. Dello Russo TTEE     51.73%
                             Kathleen M. Dello Russo Family of Fund
                              Trust U/A DTD 9/18/98
                                       14 Longmeadow Drive
                                       Westwood, MA  02090-1079
MFS International Equity Fund          MFS Fund Distributors, Inc.   48.04%
MFS Emerging Markets Debt Fund         TRS MFS Def Contribution Plan 34.45%
MFS European Equity Fund               TRS MFS Def Contribution Plan 41.95%
MFS European Equity Fund               MFS Fund Distributors, Inc.   56.24%
MFS International Core Equity Fund     MFS Fund Distributors, Inc.   97.03%
MFS Global Value Fund                  MFS Fund Distributors, Inc.   98.21%
                                       C/o Massachusetts Financial of Fund
                                       Services
                                       Company
                                       Attn: Thomas B. Hastings
                                       500 Boylston
                              Boston MA 02116-3740